Exhibit 10.1

FIRST AMENDMENT TO THE
NEWFIELD EXPLORATION COMPANY
2011 OMNIBUS STOCK PLAN,
As Amended and Restated May 15, 2015

This First Amendment (the “First Amendment”) to the Newfield Exploration Company 2011 Omnibus Stock Plan, As Amended and Restated May 15, 2015 (the “Plan”), is made effective as of April 12, 2016 (the “Amendment Effective Date”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

WHEREAS, Newfield Exploration Company, a Delaware corporation (the “Company”), previously adopted, and currently maintains, the Plan;
WHEREAS, Article XI of the Plan provides, among other things, that (i) the Board may at any time and from time to time amend or alter the Plan and may delegate such authority to the Committee and (ii) the Committee may at any time and from time to time amend or alter any Award Agreement, in each case, without the consent of the stockholders of the Company (unless required by applicable law or stock exchange rules) or the Holder of any Award (provided such amendment does not adversely affect in any material way any previously granted Award); and
WHEREAS, the Committee desires to amend the Plan and all outstanding Award Agreements, in each case, in the manner contemplated hereby, to enable the Company to withhold taxes in the form of shares of Stock (including shares of Stock otherwise issuable under an Award) calculated at the maximum statutory tax rates applicable to a Holder.

NOW, THEREFORE, the Plan shall be amended as follows, effective as of the Amendment Effective Date:

1.    Section 2.23 of the Plan shall be deleted in its entirety and replaced with the following:

“2.23 [Reserved]”

2.    Section 13.3 of the Plan shall be deleted in its entirety and replaced with the following:

“13.3    Tax Withholding. The Company or any Affiliate shall be authorized to withhold from any Award granted, or any payment relating to an Award under the Plan, including from a distribution of Stock, or from other compensation payable to each Holder, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Holders to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include the authority to withhold or receive Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through the withholding of shares of Stock that are otherwise issuable to the Holder pursuant to an Award (or through the surrender of shares of Stock by the Holder to the Company), the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such obligations determined based on the maximum statutory withholding rates in the applicable Holder’s jurisdiction that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee. The Company may require or permit an election by the Holder (or other person validly exercising the Award) to pay any sums for taxes directly to the Company or any Affiliate in cash or by check within one day after the date of vesting, settlement, exercise or lapse of restrictions, as applicable.”

3.    Each outstanding Award Agreement is hereby deemed to be amended to reflect the foregoing.

4.    As amended hereby, the Plan and each outstanding Award Agreement are specifically ratified and reaffirmed.

[Remainder of Page Intentionally Blank]

2